A320 / A330 PA – LATAM – Amdt N°28 Page 1 of 33 AMENDMENT N°28 to the A320 / A330 PURCHASE AGREEMENT between AIRBUS S.A.S. and LATAM AIRLINES GROUP S.A. Reference: CT1242567

This Amendment N°28 has been executed in two (2) original specimens which are in English. IN WITNESS WHEREOF this Amendment N°28 to the Agreement was duly entered into the day and year first above written. For and on behalf of LATAM AIRLINES GROUPS.A. Name Title LATAM AIRLINES GROUPS.A. Name Title A320 I A330 PA - LAT AM - Arndt N°28 For and on behalf of AIRBUS S.A.S. Name : Benoit de Saint Exupery Title : Executive VP Contracts